EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Impac Mortgage Holdings, Inc. Reports Third Quarter Results

NEWPORT BEACH, CA. – Tuesday, November 8, 2005– Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports third quarter 2005 net earnings which increased to $126.4 million, or $1.61 per diluted share, as compared to net earnings loss of ($9.3) million, or ($0.15) per share, for the third quarter 2004. The increase in net earnings was primarily the result of a $107.9 million non-cash mark-to-market change in the fair value of our derivative instruments, whereby, the Company records the change in fair value of its derivatives as an expense or revenue in the current period.

Third quarter 2005 estimated taxable income available to common stockholders, which excludes the non-cash mark-to-market change in fair value of derivatives among other timing differences, was $30.3 million or $0.40 per diluted common share as compared to $49.6 million or $0.69 per diluted common share, for the third quarter 2004. As a REIT, we pay dividends to our stockholders based on taxable income. For differences between net earnings (loss) as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the enclosed reconciliation schedule. The Company has filed its Form 10-Q with the Securities Exchange Commission (“SEC”) which includes additional financial information for the third quarter 2005. The Company’s Form 10-Q is also available on our website at www.impaccompanies.com under stockholder relations.

Outlook

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented “We continue to operate in a very challenging environment with decreasing margins in both the secondary market and in our investment portfolio. Although we continue to see improvement with respect to competitive loan pricing, given the uncertainty surrounding prepayments which continue to run at heightened levels and economic factors which lead to a high probability of further increases in short term interest rates, we believe that our adjusted net interest margins, which excludes amortization of loan discounts and includes realized gain on derivative instruments consisting of net cash receipts on derivatives, and subsequently estimated taxable income may continue to come under some pressure.”

Mr. Tomkinson further commented, “While we have experienced more volatility in our estimated taxable income than we anticipated, once the Federal Reserve changes or modifies their stance on increasing short-term interest rates, we expect that our borrowing costs will begin to stabilize, our realized gain on derivative instruments consisting of net cash receipts on derivatives will continue, and we anticipate that the yield on our adjustable rate mortgage assets will have a chance to fully adjust allowing for an improvement in our adjusted net interest margins. We also anticipate that with lower overall predicted refinance volume in 2006, our prepayment speeds on our mortgage assets should move to lower levels which should also help to improve adjusted net interest margins. In the interim, the Company will utilize its flexible business strategy by continuing to sell more loans to third parties for cash gains and selectively invest in mortgage assets that meet or exceed our investment criteria. As a result of this operational and investment strategy, we expect a continued shift to a higher percentage of gain on sale of income as a percentage of estimated taxable income and minimal balance sheet growth in the near term. “

Fourth Quarter 2005 Common Stock Dividend

The Board of Directors will move its scheduled meeting to set the dividend rate and declare the common stock dividend from November 29, 2005 to December 13, 2005

Financial Highlights for Third Quarter 2005

•	Estimated taxable income per diluted share decreased to $0.40 compared to $0.54 for the second quarter of 2005 and $0.69 for the third quarter of 2004;

•	Cash dividends declared per common share decreased to $0.45 for the third quarter of 2005 compared to $0.75 for the second quarter of 2005 and $0.75 for the third quarter of 2004;

•	Total assets increased to $27.9 billion as of September 30, 2005 from $23.8 billion as of December 31, 2004 and $20.2 billion as of September 30, 2004;

•	Book value per common share increased to $12.93 as of September 30, 2005 compared to $11.80 as of December 31, 2004 and $10.43 as of September 30, 2004;

•	The mortgage operations acquired and originated $6.2 billion of primarily Alt-A mortgages compared to $5.5 billion for the second quarter of 2005 and $6.9 billion for the third quarter of 2004;

•	The long-term investment operations, excluding Impac Multifamily Capital Corporation’s (IMCC) originations, retained for investment $3.3 billion of primarily Alt-A mortgages compared to $3.1 billion for the second quarter of 2005 and $4.0 billion for the third quarter of 2004; and

•	IMCC originated $211.9 million of multi-family mortgages compared to $214.6 million for the second quarter of 2005 and $124.1 million for the third quarter of 2004.

Conference Call & Live Web Cast

Date:	Tuesday, November 8, 2005
Time:	9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
Speaker:	Mr. William S. Ashmore, President and Chief Operating Officer
Subject:	Third quarter 2005 results of operations
Dial In:	(800) 350-9149, conference ID number 2153721

Live Webcast/ & Archive:     http://www.impaccompanies.com, link to Stockholder Relations / Presentations

A digital replay will also be available beginning on November 8, 2005 approximately 2 hours following the call and ending on November 10, 2005. To participate in the replay dial 800 642 1687 or 706 645 9291 conference ID 2153721.

Monthly Fact Sheet

The September 2005 unaudited monthly fact sheet will be posted on Tuesday, November 8, 2005. The Company posts to its web site an unaudited monthly fact sheet on or around the last day of the following month. For example, the January 2005 unaudited monthly fact sheet was available on March 1, 2005. The exception to this rule is unaudited monthly fact sheets for quarter end periods. In this case, they will be posted after the release of earnings or the filing of our Form 10-Q for the respective period. You can subscribe to receive instant notification of conference calls, new releases and the unaudited monthly fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Impac Mortgage Holdings, Inc. / Investor Relations / Contact IR / Email Alerts.

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings (loss) to estimated taxable income for the periods indicated (dollars in thousands, except per share amounts):

	For the Three Months Ended September 30,
	2005 (1)	2004 (1)
Net earnings (loss)	$126,357	$(9,317)
Adjustments to GAAP earnings (2):
Loan loss provision	13,434	(229)
Tax deduction for actual loan losses	(4,690)	(762)
Anticipated partial worthlessness deduction on warehouse advances	—	(2,336)
Change in fair value of derivative instruments (3)	(108,905)	48,535
Dividends on preferred stock	(3,624)	(1,172)
Net (earnings) loss of Impac Funding Corporation (“IFC”) (4)	(830)	147
Dividend from IFC (5)	7,000	9,000
Elimination of inter-company loan sales transactions (6)	1,581	5,734

Estimated taxable income available to common stockholders (7)	$30,323	$49,600

Estimated taxable income per diluted share (7)	$0.40	$0.69

Diluted weighted average shares outstanding	76,318	70,573

(1)	Estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings meets the requirement of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements.

(2)	Certain adjustments are made to net earnings in order to calculate taxable income due to differences in the way revenues and expenses are recognized under the two methods. As an example, to calculate estimated taxable income, actual loan losses are deducted; however, the calculation of net earnings using GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses. To maintain our REIT status, we are required to distribute a minimum of 90% of our annual taxable income to our stockholders.

(3)	The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.

(4)	Represents net earnings of IFC, a taxable REIT subsidiary, which may not necessarily equal taxable income.

(5)	For the three and nine months ended September 30, 2005, approximately $2.6 million and $12.2 million, respectively, were from IFC’s prior period undistributed taxable income, thus, the Company believes that none of these distributions were return of capital. However, the final determination will not be made until after IFC files its 2005 tax returns. Any dividends paid to IMH by IFC in excess of IFC’s cumulative undistributed taxable income would be recognized as return of capital by IMH to the extent of IMH’s capital investment in IFC. Distributions from IFC to IMH may not equal IFC’s net earnings, however, IMH can only recognize dividend distributions received from IFC as taxable income to the extent that IFC’s distributions are from current or prior period undistributed taxable income. Any distributions by IFC in excess of IMH’s capital investment in IFC would be taxed as capital gains.

(6)	Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales between IFC and IMH, net of tax and the related amortization of the deferred charge.

(7)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. During the third quarter, the Company filed its 2004 tax return. As of December 31, 2004, the company has Federal net operating loss carry-forwards of $14.5 million that are expected to be utilized prior to its expiration in the year 2020.

Forward Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms, and includes statements regarding our mortgage loan margins. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; continued decrease of pricing and the resulting net margins on mortgage loan sales to third parties and in the company’s portfolio; the ability to access the equity markets; delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise as a result of, among other things, market conditions; the ability to generate taxable income and to pay dividends; interest rate fluctuations and changes in expectations of future interest rates; changes in prepayment rates or effectiveness of prepayment penalties on our mortgages; the availability of financing and, if available, the terms of any financing; continued ability to access the securitization markets or other funding sources; the ability to recover loan losses from any fraudulent mortgages; changes of estimated loan losses related to national disasters as a result of more than estimated damages; risks related to our ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures due to reported, or potential, material weaknesses and the ability to remediate any material weaknesses; changes in markets which the Company serves; the effectiveness of risk management strategies; and changes in other general market and economic conditions. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q or 10-Q/A. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates three core businesses: (1) the Long -Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long -Term Investment Operations invests primarily in non-conforming Alt -A (“Alt-A”) mortgage loans and to a lesser extent small-balance multi-family loans originated by the multi-family division. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments call or write Tania Jernigan, VP Investor Relations at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.

Website address: www.impaccompanies.com